Exhibit 99.1

BRINKER INTERNATIONAL REPORTS THIRD QUARTER RESULTS
DALLAS (May 1, 2018) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 28, 2018.
Highlights include the following:

•	On a GAAP basis, earnings per diluted share were $1.02 for the third quarter of fiscal 2018 representing an 18.6 percent increase from $0.86 in the third quarter of fiscal 2017

•
Earnings per diluted share, excluding special items, were $1.08 for the third quarter of fiscal 2018 representing a 14.9 percent increase from $0.94 in the third quarter of fiscal 2017 (see non-GAAP reconciliation below)

•
Brinker International’s total revenues were $812.5 million in the third quarter of fiscal 2018 increasing 0.2 percent compared to the third quarter of fiscal 2017, and company sales were $790.5 million in the third quarter of fiscal 2018 which were flat compared to the third quarter of fiscal 2017

•
Chili’s company-owned comparable restaurant sales decreased 0.4 percent in the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017. Chili’s U.S. franchise comparable restaurant sales decreased 3.2 percent in the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017

•	Chili’s international franchise comparable restaurant sales decreased 0.2 percent in the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017

•	Maggiano’s comparable restaurant sales increased 0.5 percent in the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017

•
Operating income, as a percent of total revenues, was 8.9 percent for the third quarter of fiscal 2018 compared to 9.0 percent for the third quarter of fiscal 2017 representing a decrease of approximately 10 basis points

•
Restaurant operating margin, as a percent of company sales, was 16.1 percent for the third quarter of fiscal 2018 compared to 17.0 percent for the third quarter of fiscal 2017 (see non-GAAP reconciliation below)

•
For the first thirty-nine weeks of fiscal 2018, cash flows provided by operating activities were $237.7 million and capital expenditures totaled $69.5 million. Free cash flow was $168.2 million (see non-GAAP reconciliation below)

•
The Company’s Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the Company. The dividend will be payable June 28, 2018 to shareholders of record as of June 8, 2018

•	Brinker has entered into the first Chili’s franchise partnership in China, which will cover the Shanghai region.
“Brinker continued to gain momentum during the third quarter, especially related to our foundational strategy to drive positive traffic at Chili’s,” said Wyman Roberts, Chief Executive Officer and President. “Our investments into our food, our value equation and our curbside To Go offering are working and creating a more compelling guest experience.”

Quarterly Operating Performance
CHILI’S company sales in the third quarter of fiscal 2018 decreased 0.1 percent to $688.9 million from $689.7 million in the third quarter of fiscal 2017 primarily due to a decline in comparable restaurant sales, partially offset by an increase in capacity in the United States. As compared to the prior year, Chili’s restaurant operating margin1 declined. Cost of sales, as a percent of company sales, increased compared to the prior year due to food investments into beef and chicken and our promotional activities. These investments were partially offset by increased menu pricing. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates and employee health insurance expenses, partially offset by lower incentive bonuses. Restaurant expenses, as a percent of company sales, decreased due to lower technology-related operating lease expenses and lower loyalty program related expenses, partially offset by increased repairs and maintenance expenses.
MAGGIANO’S company sales in the third quarter of fiscal 2018 increased 0.6 percent to $101.6 million from $101.0 million in the third quarter of fiscal 2017 primarily due to an increase in comparable restaurant sales. As compared to the prior year, Maggiano’s restaurant operating margin1 improved. Restaurant labor, as a percent of company sales, decreased compared to the prior year due to sales leverage and labor efficiencies, partially offset by higher wage rates. Restaurant expenses, as a percent of company sales, decreased primarily due to sales leverage, lower property taxes, and lower restaurant opening expenses, partially offset by increased repairs and maintenance expenses. Cost of sales, as a percent of company sales, was positively impacted by favorable menu item mix and increased menu pricing, partially offset by unfavorable commodity pricing.

[1]
Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

FRANCHISE AND OTHER revenues in the third quarter of fiscal 2018 increased 10.1 percent to $22.0 million from $20.0 million in the third quarter of fiscal 2017 primarily due to higher gift card-related revenues and development fees. Brinker franchisees generated approximately $337.0 million in sales2 for the third quarter of fiscal 2018.

[2]	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
Other
Depreciation and amortization expense for the third quarter of fiscal 2018 decreased $1.8 million compared to the third quarter of fiscal 2017 primarily due to an increase in fully-depreciated assets and restaurant closures, partially offset by depreciation on asset replacements, new restaurant openings and new technology-related capital lease depreciation.
General and administrative expense for the third quarter of fiscal 2018 increased $0.7 million compared to the third quarter of fiscal 2017 primarily due to higher performance-based compensation expenses.
Income Taxes
The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) enacted during the second quarter of fiscal 2018 lowered federal statutory tax rates. Brinker’s federal statutory tax rate for fiscal 2018 decreased to 28.1 percent, representing a blended tax rate for the current fiscal year based on the number of days in the fiscal year before and after the effective date of the Tax Act. For subsequent years, our federal statutory tax rate will be 21.0 percent under the Tax Act.
On a GAAP basis, the effective income tax rate decreased to 20.4 percent in the third quarter of fiscal 2018 from 28.9 percent in the third quarter of fiscal 2017. This decrease was driven primarily by the positive impact of the lower federal statutory tax rate. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income tax rate decreased to 19.6 percent in the third quarter of fiscal 2018 compared to 29.9 percent in the third quarter of fiscal 2017 primarily due to the lower federal statutory tax rate.
Fiscal 2018 Outlook Update
Revenues for fiscal 2018 are now estimated to be flat to down 0.5 percent compared to fiscal 2017.  Comparable restaurant sales for fiscal 2018 are estimated to be down 0.5 percent to down 1.0 percent.  In addition, restaurant operating margin is now estimated to be down approximately 65-75 basis points on a year-over-year basis.
Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the consolidated statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported in the remainder of fiscal 2018, reconciliations to the appropriate GAAP measures will be provided.

Exhibit 99.1

Table 1: Q3 Comparable Restaurant Sales1
Company-owned, reported brands and franchise; percentage

	Q3 18	Q3 17
Brinker International	(0.3)	(2.2)
Chili’s Company-Owned
Comparable Restaurant Sales	(0.4)	(2.3)
Pricing Impact	1.1	2.9
Mix-Shift[2]	0.6	1.0
Traffic	(2.1)	(6.2)
Maggiano’s
Comparable Restaurant Sales	0.5	(1.6)
Pricing Impact	1.3	2.4
Mix-Shift[2]	0.6	1.4
Traffic	(1.4)	(5.4)

Chili’s Franchise[3]	(2.1)	(2.5)
U.S. Comparable Restaurant Sales	(3.2)	0.3
International Comparable Restaurant Sales	(0.2)	(7.1)

Chili’s Domestic[4]	(1.1)	(1.7)
System-wide[5]	(0.8)	(2.3)

[1]	Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months

[2]	Mix-shift is calculated as the year-over-year percentage change in company sales resulting from the change in menu items ordered by guests

[3]
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development

[4]	Chili’s Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise-operated Chili’s restaurants in the United States

[5]
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Reconciliations of these non-GAAP measures are included in the tables below.

Table 2: Reconciliation of Net Income Excluding Special Items
Q3 18 and Q3 17; $ millions and $ per diluted share
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q3 18	EPS Q3 18	Q3 17	EPS Q3 17
Net income	$46.9	$1.02	$42.4	$0.86
Special items[1]	2.8	0.06	6.6	0.13
Income tax effect related to special items[2]	(0.9)	(0.02)	(2.6)	(0.05)
Special items, net of taxes	1.9	0.04	4.0	0.08
Adjustment for special tax items[3]	0.8	0.02	—	—
Net income excluding special items	$49.6	$1.08	$46.4	$0.94

[1]	See footnote “2” to the Consolidated Statements of Comprehensive Income for additional details on the composition of these amounts.

[2]
The income tax effect related to special items is based on the statutory tax rate in effect at the end of each quarter presented. The tax rate used for the third quarter of fiscal 2018 is based on the tax rate stipulated by the Tax Act.

3	Amount primarily relates to deferred taxes pursuant to prior year tax return adjustments.
Table 3: Reconciliation of Restaurant Operating Margin
Q3 18 and Q3 17; $ millions
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. Restaurant expenses includes advertising expense. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expense, Depreciation and amortization, and Other gains and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expense represents historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other gains and charges, from restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

	Q3 18	Q3 17
Operating income - GAAP	$72.7	$72.9
Operating income as a percent of total revenue	8.9%	9.0%

Operating income	72.7	72.9
Less: Franchise and other revenue	(22.0)	(20.0)
Plus: Depreciation and amortization	37.6	39.3
General and administrative	36.6	35.9
Other gains and charges	2.8	6.6
Restaurant operating margin - non-GAAP	$127.7	$134.7
Restaurant operating margin as a percent of company sales	16.1%	17.0%

Table 4: Reconciliation of Free Cash Flow
Q3 18; $ millions
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Thirty-Nine Week Period Ended Mar. 28, 2018
Cash flows provided by operating activities - GAAP	$237.7
Capital expenditures	(69.5)
Free cash flow - non-GAAP	$168.2
Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, May 1, 2018 at 9 a.m. CDT:
http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-eventDetails&EventId=5269454
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day May 29, 2018.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
Forward Calendar

•	SEC Form 10-Q for the third quarter of fiscal 2018 filing on or before May 7, 2018; and

•	Fourth quarter earnings release, before market opens, Aug. 14, 2018.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 28, 2018, Brinker owned, operated, or franchised 1,686 restaurants under the names Chili’s® Grill & Bar (1,634 restaurants) and Maggiano’s Little Italy® (52 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, litigation, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the Company’s business, increased minimum wages, increased health care costs, adverse weather conditions, loss of key management personnel, product availability, actions of activist shareholders, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the Company’s ability to meet its business strategy plan, material weaknesses in internal control over financial reporting, governmental regulations, tax reform, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	March 28, 2018	March 29, 2017	March 28, 2018	March 29, 2017
Revenues:
Company sales	$790,495	$790,624	$2,250,125	$2,276,743
Franchise and other revenues[1]	22,039	20,017	68,199	63,433
Total revenues	812,534	810,641	2,318,324	2,340,176
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	207,328	201,903	587,808	587,742
Restaurant labor	265,367	261,632	766,858	760,894
Restaurant expenses	190,205	192,372	566,983	582,146
Company restaurant expenses	662,900	655,907	1,921,649	1,930,782
Depreciation and amortization	37,553	39,335	113,728	117,526
General and administrative	36,619	35,931	102,065	102,014
Other gains and charges[2]	2,752	6,600	25,167	13,984
Total operating costs and expenses	739,824	737,773	2,162,609	2,164,306
Operating income	72,710	72,868	155,715	175,870
Interest expense	14,549	13,658	42,754	36,108
Other, net	(755)	(402)	(2,246)	(1,084)
Income before provision for income taxes	58,916	59,612	115,207	140,846
Provision for income taxes	12,000	17,243	33,048	40,607
Net income	$46,916	$42,369	$82,159	$100,239

Basic net income per share	$1.03	$0.87	$1.76	$1.96

Diluted net income per share	$1.02	$0.86	$1.74	$1.93

Basic weighted average shares outstanding	45,433	48,954	46,719	51,211

Diluted weighted average shares outstanding	45,973	49,506	47,195	51,854

Other comprehensive income (loss):
Foreign currency translation adjustments[3]	$(243)	$734	$577	$(1,411)
Other comprehensive income (loss)	(243)	734	577	(1,411)
Comprehensive income	$46,673	$43,103	$82,736	$98,828

[1]
Franchise and other revenues primarily includes royalties, development fees, franchise fees, Maggiano’s banquet service charge income, gift card breakage and discounts, digital entertainment revenue, Chili’s retail food product royalties and delivery fee income.

2    Other gains and charges include:

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	March 28, 2018	March 29, 2017	March 28, 2018	March 29, 2017
Restaurant closure charges	$2,777	$794	$7,321	$3,621
Lease guarantee charges	510	—	1,943	—
Accelerated depreciation	483	—	1,449	—
Hurricane-related costs	240	—	5,460	—
Foreign currency transaction gain	(948)	—	(66)	—
Restaurant impairment charges	—	—	9,133	1,851
Gain on the sale of assets, net	—	(55)	(303)	(2,624)
Severance	—	5,929	—	6,222
Information technology restructuring	—	—	—	2,700
Other	(310)	(68)	230	2,214
	$2,752	$6,600	$25,167	$13,984

[3]
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture (prior to divestiture) from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 28, 2018	June 28, 2017
ASSETS
Current assets	$144,019	$144,325
Net property and equipment[1]	943,865	1,000,614
Total other assets	248,995	258,694
Total assets	$1,336,879	$1,403,633
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$7,301	$9,649
Other current liabilities	441,696	426,712
Long-term debt, less current installments	1,361,705	1,319,829
Other liabilities	134,719	141,124
Total shareholders’ deficit	(608,542)	(493,681)
Total liabilities and shareholders’ deficit	$1,336,879	$1,403,633

[1]
At March 28, 2018, the Company owned the land and buildings for 190 of the 997 company-owned restaurants. The net book values of the land totaled $143.2 million and the buildings totaled $90.4 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Week Period Ended
	March 28, 2018	March 29, 2017
Cash Flows from Operating Activities:
Net income	$82,159	$100,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113,728	117,526
Stock-based compensation	11,037	13,237
Restructure charges and other impairments	16,047	8,837
Net loss (gain) on disposal of assets	1,360	(628)
Changes in assets and liabilities	13,371	6,452
Net cash provided by operating activities	237,702	245,663
Cash Flows from Investing Activities:
Payments for property and equipment	(69,503)	(79,730)
Proceeds from sale of assets	14,825	3,077
Insurance recoveries	1,747	—
Proceeds from note receivable	1,185	—
Net cash used in investing activities	(51,746)	(76,653)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	524,000	200,000
Payments on revolving credit facility	(484,000)	(328,000)
Purchases of treasury stock	(162,004)	(350,768)
Payments of dividends	(53,098)	(54,087)
Payments on long-term debt	(7,834)	(2,847)
Proceeds from issuances of treasury stock	1,316	4,505
Proceeds from issuance of long-term debt	—	350,000
Payments for debt issuance costs	—	(10,216)
Net cash used in financing activities	(181,620)	(191,413)
Net change in cash and cash equivalents	4,336	(22,403)
Cash and cash equivalents at beginning of period	9,064	31,446
Cash and cash equivalents at end of period	$13,400	$9,043

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Third Quarter Openings Fiscal 2018	Total Restaurants Mar. 28, 2018	Projected Openings Fiscal 2018
Company-owned restaurants:
Chili’s domestic	1	940	5-6
Chili’s international	—	5	—
Maggiano’s	—	52	1
Total company-owned	1	997	6-7
Franchise restaurants:
Chili’s domestic	1	314	5
Chili’s international	8	375	36-39
Total franchise	9	689	41-44
Total restaurants:
Chili’s domestic	2	1,254	10-11
Chili’s international	8	380	36-39
Maggiano’s	—	52	1
Grand total	10	1,686	47-51

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240